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Pricing Supplement No. 0200 Dated July 24, 1998       Rule 424(b)(2)
(To Prospectus dated December 19, 1996 and            File number:  333-13811
Prospectus Supplement dated January 8, 1998)


Senior Medium-Term Notes, Series G
Due Nine Months or More From Date of Issue

Principal Amount:                                    $ 150,000,000.00
Price to Public:                                            11.806667%
Commission or Discount:                                      0.200000%

Agent:                            Everen Securities, as Agent

Original Issue Date:              July 31, 1998

Stated Maturity Date:             July 31, 2028

Cusip #:                          63858R-FG-1

Form:                             Book entry only

Interest Rate:                    0%

Yield to Maturity:                7.25% per annum compounded semi-annually

Interest Payment Dates:           Accrued original issue discount will be
                                  paid upon maturity or upon the redemption of the Notes, with such redemption being at the option of the Corporation (as explained below).

Discount Note?                    Yes

The Notes are "original issue discount notes" issued at a discount from the principal amount payable at the Stated Maturity Date. The accretion of such original issue discount must be included in the gross income of the holder for United States federal income tax purposes prior to the receipt of the cash payments to which such income is attributable. There will not be any periodic payments of interest on the Notes.

United States Taxation: A prospective investor should refer to the discussion set forth in the Prospectus Supplement under "United States Taxation;" the discussion below supplements the information under "United States Taxation" in the Prospectus Supplement.

The effective date of the Final Withholding Regulations has generally been extended to one year for payments made after December 31, 1999.

The definition of a trust included as a "United States person" has been modified in the case of trusts in existence on August 20, 1996. See IRS Notice 98-25. A United States person includes a trust for which one or more United States persons have the authority to control all substantial decisions and for which a court of the United States can exercise primary supervision over the trust's administration.

Other Provisions: Notwithstanding any other provision contained in the Notes, if an Event of Default arises and is continuing and principal is declared due and payable, principal with respect to the Notes shall mean the issue price plus that portion of accrued original discount attributable to the Notes for the period from the original issue date to the date of such acceleration.

May the Notes be redeemed by the Corporation prior to maturity?  Yes
(See below).

May the notes be repaid prior to maturity at the option of the holder?  No

The Corporation may redeem the Notes upon at least 30 days' prior notice in whole, but not in part, on or after July 31, 2001, and on each January 31st and July 31st occurring thereafter at a redemption price equal to the principal amount of the Notes multiplied by the Redemption Percentage in the table below. (See table below).

Date                     Redemption
                         Percentage
-----------             -----------
07-31-01                  14.618898
01-31-02                  15.148833
07-31-02                  15.697979
01-31-03                  16.267030
07-31-03                  16.856710
01-31-04                  17.467766
07-31-04                  18.100973
01-31-05                  18.757133
07-31-05                  19.437079
01-31-06                  20.141673
07-31-06                  20.871809
01-31-07                  21.628412
07-31-07                  22.412442
01-31-08                  23.224893
07-31-08                  24.066795
01-31-09                  24.939216
07-31-09                  25.843263
01-31-10                  26.780081
07-31-10                  27.750859
01-31-11                  28.756828
07-31-11                  29.799263
01-31-12                  30.879486
07-31-12                  31.998867
01-31-13                  33.158826
07-31-13                  34.360834
01-31-14                  35.606414
07-31-14                  36.897146
01-31-15                  38.234668
07-31-15                  39.620675
01-31-16                  41.056924
07-31-16                  42.545238
01-31-17                  44.087503
07-31-17                  45.685675
01-31-18                  47.341780
07-31-18                  49.057920
01-31-19                  50.836269
07-31-19                  52.679084
01-31-20                  54.588701
07-31-20                  56.567541
01-31-21                  58.618115
07-31-21                  60.743021
01-31-22                  62.944956
07-31-22                  65.226711
01-31-23                  67.591179
07-31-23                  70.041359
01-31-24                  72.580358
07-31-24                  75.211396
01-31-25                  77.937809
07-31-25                  80.763055
01-31-26                  83.690716
07-31-26                  86.724504
01-31-27                  89.868267
07-31-27                  93.125992
01-31-28                  96.501809
07-31-28                 100.000000